EXHIBIT 10.1

EMPLOYMENT TERMINATION AND GENERAL RELEASE AGREEMENT

This EMPLOYMENT TERMINATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is entered into and shall be effective as of February 24, 2012 (“Effective Date”), among VITACOST.COM, INC., a Delaware corporation (the “Company”) and STEPHEN MARKERT (“Employee”).

RECITALS

WHEREAS, the Company and Employee are parties to that certain Employment Agreement (the “Original Agreement”) effective as of October 19, 2010, by and between the Company and Employee; and

WHEREAS, the Company and Employee now wish to set forth in this Agreement all of their respective rights and obligations resulting from the termination of Employee’s employment by the Company and the termination of the Employment Agreement. Capitalized terms used herein and not otherwise defined shall have the meaning as set forth in the Agreement

NOW, THEREFORE, in consideration of the mutual promises and covenants between the Parties, the sufficiency of which is hereby acknowledged, the Company and Employee hereby covenant and agree as follows:

AGREEMENT

1. Termination of Employment. Effective as of February 24, 2012 (the “Termination Date”), the Employee’s employment as interim Chief Financial Officer of the Company, is hereby terminated pursuant to Section 6(a)(iv) of the Employment Agreement. In addition, except as otherwise set forth in this Agreement, effective as of the Termination Date, the Employment Agreement is hereby terminated and the Employee shall no longer have any rights and/or benefits thereunder.

2. Severance Benefits. In exchange for the promises contained in this Agreement, subject to (i) the receipt of a full and unconditional release from the Employee in form and substance acceptable to the Company within thirty (30) days following the Termination Date and the expiration of any revocation period applicable thereto; and (ii) any amounts owed by the Employee to the Company under any contract, agreement or loan document entered into after the date hereof (including, but not limited to, loans made by the Company to the Employee), the Company shall pay and provide to the Employee, and the Employee shall be entitled to receive, a lump sum payment in an amount equal to $225,000 (the “Severance Amounts”).

3. Tax Consequences of Payments. All amounts payable to Employee under this Agreement shall be subject to such withholdings and deductions by the Company as are required by law.

4. Waiver of Reinstatement/Re-Employment. Employee agrees and recognizes that Employee’s employment relationship with Company has been permanently and irrevocably dissolved. Employee expressly waives reinstatement, re-employment and/or claim of right to employment by Company whatsoever, and agrees that Employee does not now and will not in the future seek re-employment or independent contractor status with Company.

5. Release. Employee, on Employee’s behalf and on behalf of Employee’s successors, assigns, agents, heirs, executors, personal representatives, trustees and legal representatives, for good and valuable consideration as set forth in paragraph 1 herein, hereby voluntarily and irrevocably releases and forever discharges the Company and any and all related entities, subsidiaries, affiliates, subdivisions, as well as their respective current and former directors, officers, members, shareholders, agents, supervisors, employees, attorneys, predecessors or successors in interest, assigns, insurers or other representatives, both in their official and individual capacities (collectively referred to herein as the “Releasees”), from and against any and all claims, obligations, debts, liabilities, demands, or causes of action of any kind whatsoever (all collectively referred to herein as the “disputes”), including but not limited to, any disputes arising out of Employee’s employment and separation from Employee’s employment with the Company, including any claims for severance or ownership of equity in any Releasee. Employee expressly acknowledges and agrees that this release acquits, discharges, and releases the Releasees from any and all claims or disputes Employee has or believes Employee may have against the Releasees, arising under any federal, state, local or foreign statute or regulation, including, without limitation, those relating to unfair or discriminatory employment practices or wage and hour or wage collection laws, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, as amended, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Internal Revenue Code, the Family and Medical Leave Act, the Workers Adjustment and Retraining Act, federal and state whistleblower laws, (and any and all amendments to any and all of the foregoing laws), and any other federal or state law or local ordinance dealing with employment compensation, discrimination, retaliation or wrongful discharge. Employee also agrees that this release includes claims based on theories of contract or common law, including, but not limited to, breach of oral, written and/or implied contract, breach of an implied covenant of good faith and fair dealing, wrongful discharge under any theory, including for lack of good cause, in violation of public policy, and constructive discharge, intentional and negligent infliction of emotional distress, negligent hiring, retention and supervision, assault, battery, negligence, misrepresentation or fraud of any kind, duress, breach of fiduciary or other duty, invasion of privacy, defamation, and interference with contract and/or prospective economic advantage. Employee understands that this list is not intended to be exhaustive but merely illustrative.

Employee, who is over the age of 40, has been advised, pursuant to the Older Workers Benefit Protective Act (“OWBPA”), that by signing this release Employee is specifically waiving any claims Employee might have which have accrued prior to the execution date of this release under the Age Discrimination in Employment Act of 1967 (“ADEA”). Employee acknowledges, represents and agrees that this release shall result in a waiver and release of any rights Employee has under the ADEA, and Employee acknowledges, represents and agrees that Employee understands Employee’s rights under the OWBPA, including but not limited to, Employee’s right to consider this release for a period of twenty-one (21) days after Employee’s receipt of the release and (7) days to revoke it after Employee signs this Agreement. Employee acknowledges that by releasing any such claims under the ADEA, in addition to the other claims set forth in this Agreement, that Employee so releases and waives these claims in exchange for the valuable consideration referred to above. However, the rights or claims under the ADEA which may arise after the date of the Agreement shall not be deemed waived by the Release.

6. Covenant Not to Sue. Employee represents and warrants that Employee has not assigned or transferred or purported to assign or transfer any claim against the Releasees, and is fully entitled to release the same, and Employee has not currently filed any lawsuits or actions with any federal, state, or local court against the Company and agrees not to sue the Company in connection with any of the matters released under Section 5 above. Employee agrees not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local. Employee agrees not to testify for, appear on behalf of, or otherwise assist in any way any individual, company, or agency in any claim against the Company, except, unless, and only pursuant to a lawful subpoena issued to Employee. If such a subpoena is issued, Employee will immediately notify the Company and provide it with a copy of the subpoena. This Agreement does not prohibit Employee from filing a charge with a government agency, but this Agreement does release any claim which Employee has or may have for monetary relief, reinstatement, or for any other remedy for Employee personally, arising out of any proceeding before any government agency or court which has otherwise been specifically released hereunder. If any agency or court should take jurisdiction over any matter in which Employee has or may have any personal interest, whether initiated by Employee or otherwise, Employee will promptly inform that agency or court that this Agreement constitutes a full and final settlement by Employee of all claims released under this Agreement. Thus, Employee understands and agrees that this Agreement constitutes a full and final bar to any and all claims of any type that Employee now has against the Company, of and from any and all actions, causes of action, damages or demands of whatever name or nature arising out of any and all incidents or matters which have arisen or may arise from the beginning of time to the Termination Date of this Agreement. However, this Agreement does not affect claims of Employee arising out of this Agreement.

7. Confidentiality. Except as otherwise expressly provided, the parties agree that the terms and conditions of this Agreement are and will be deemed to be confidential and hereafter will not be disclosed by either party to any other person or entity, except (a) as may be required by law; (b) Employee may disclose to prospective employers the dates of Employee employment, positions held, evaluations received, duties and responsibilities and salary history with the Company, (c) any party may disclose the existence, circumstances, terms, amount, contents, and fact of this Agreement to any attorneys representing them in this matter (provided that such parties are advised of this section and agree to abide by the terms hereof), and (d) the Company may disclose this Agreement to any possible lending or financing source for the Company or to any party undertaking due diligence with respect to the Company or any advisors to any such persons (provided that such parties are advised of this section). Employee agrees that if Employee finds it necessary to disclose the existence or terms of this Agreement to Employee attorneys (i) Employee will advise such persons of this Section and that they are under an obligation to maintain the absolute confidentiality of such information and (ii) such persons shall agree to abide by the terms hereof. Each party assumes full responsibility pursuant to all terms of this Agreement for any such person’s breach of this confidentiality clause. In addition, as of the Termination Date, the Employee shall return all of the Company's property in his possession including but not limited to all cell phones, laptops, passwords, and keys. The Employee shall also return to the Company or destroy all Company documents or Company electronic documents in the Employee’s possession. The Employee represents and warrants that he has not retained any copies, electronic or otherwise, of such property.

8. Work Product. Employee agrees that while employed by Company all creations of Employee including, without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (“Work Product”) solely belong to Company and are “works made for hire” within the meaning of the Copyright Act. Any and all rights of whatever kind and nature, now or hereafter, to make, use, sell, license, distribute or otherwise transfer and reproduce such Work Product in any and all media throughout the world, are and shall be the sole property of the Company. To the extent to which any works may not be “works made for hire”, Employee hereby irrevocably assigns to Company, and waives all rights in, all right, title and interest worldwide in and to all Work Product. To the extent reasonably required, Employee shall cooperate after employment with Company in retaining, obtaining or maintaining such rights, including, but not limited to, execution of any required documentation, including but not limited to, declarations of inventorship, powers of attorney and assignment documents. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations assigned to the Company in accordance herewith, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

9. Non-Disclosure and Non-Solicitation. While employed by Company, Employee was exposed to confidential information about Company’s and third parties’ businesses. “Confidential Information” includes any and all proprietary information relating and/or belonging to the Company, whether in oral, written, graphic, electronic, machine-readable form, or any other means, including without limitation: know-how, trade secrets, recipes, formulas, techniques, security measures, customer proposal and pricing strategies and information, past, current and potential client or customer lists, data bases, inventions, improvements, concepts and ideas, business plans and proposals, technical data, research reports, designs and specifications, program design, implementation, operational practices and methodologies, new product and service developments, comparative analyses of competitors and competitive products, services and operating procedures, passwords, salaries, financial, strategy, bank account, corporate structure, work histories, personal background and contact information, employment reviews, partnership/affiliation arrangements, clients, financing arrangements, marketing plans, programming techniques, ranking techniques, sources of services and goods, costs, profits, methods of obtaining new clients, competitive analyses, personnel information, and financial data.

Employee acknowledges and agrees that the restrictive covenants set forth in the Employment Agreement, including without limitation Section 7, remain in full force and effect, and nothing in this Agreement is intended to modify, alter, or waive the obligations therein.

10. No Admissions. The parties agree that the entry of the parties into this Agreement, and the promises contained herein, is not and will not be construed to be an admission of liability on the part of any party hereto.

11. No Disparaging Conduct. Neither Employee nor the Company will commit any act or omission that would tend to disparage or adversely affect the reputation of the other party or any present or future subsidiaries, parents or affiliates of the other party or any of their respective principals, officers, directors, shareholders, members, managers, employees, businesses or operations. Without in any way limiting the generality of the foregoing, neither Employee nor the Company will make any disparaging or unfavorable statements to any third party, either orally or in writing, regarding the other party or any present or future subsidiaries, parents or affiliates of any other party or any of their respective principals, officers, directors, shareholders, members, managers, employees, businesses or operations.

12. Cooperation. The Employee agrees to cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

13. Notices. Any notice required or permitted to be given under this Agreement will be sufficient if in writing and will be effective when received if sent, postage-prepaid, by certified or registered mail, return receipt requested, or by overnight delivery service against receipt, to the addresses below or to such other address as any party designates by written notice to the others:

If to Employee:	Last known address in the Company’s records

If to the Company:	Attn: General Counsel
Vitacost.com, Inc.
5400 Broken Sound Blvd. NW, Suite 500
Boca Raton, Florida 33487

14. Governing Law; Jurisdiction; Construction; Severability. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida without regard to conflicts of law principles. The parties agree that this Agreement was made and entered into in Florida and each party hereby consents to the jurisdiction of a competent court in Palm Beach County, Florida to hear any dispute arising out of this Agreement. By execution and delivery of this Agreement, each party irrevocably submits to the personal and exclusive jurisdiction of such courts for itself or himself, and in respect of its or Employee property with respect to such action. Each party agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, to the addresses specified for notice in this Agreement, of any process or summons required by any such court will constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply in the interpretation of this Agreement. In the event that any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, then such unenforceable provision will be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those proceedings to the extent necessary to permit the remaining provisions to be enforced.

15. Entire Agreement; Amendment; No Waiver. This Agreement contains the entire agreement of the parties, and the parties hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments between or among the Company on the one hand, and Employee, on the other hand , except that nothing in this Agreement is intended to supersede or replace the Non-Compete Agreement. This Agreement may not be modified or amended without the express written consent of the parties hereto. Any failure by any party to enforce any of its rights and privileges under this Agreement will not be deemed to constitute waiver of any rights and privileges contained herein.

16. Assignment. The rights and obligations of the Parties under this Agreement will inure to the benefit of and will be binding upon the heirs, legal representatives, successors and permitted assigns of the parties. Notwithstanding anything contained herein to the contrary, the Company will have the right to assign this Agreement to any of its subsidiaries, direct or indirect parents or other affiliates and to any entity that acquires all or substantially all of its assets or substantially all of the assets of the Company, provided that such entity assumes the obligations of the Company under this Agreement. Except as otherwise set forth in this Agreement, no party may assign Employee or its rights or obligations under this Agreement without the prior written consent of the other party.

17. Jointly Drafted; Waiver of any Conflict of Interest. This Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any other party based on attribution of drafting to any party.

18. Preservation of Indemnification Rights. Notwithstanding the release set forth in this Agreement, (i) Employee shall retain all rights, including indemnification rights, expressly provided to Employee pursuant to the Indemnification Agreement dated October 19, 2010, among the Company and Employee, all rights to indemnification under the Company’s By-Laws, as well as all those rights available to the Company’s directors under Section 174 of the General Corporation Law of the State of Delaware.

19. Full and Knowing Waiver. By signing this Agreement, Employee certifies that: (a) Employee has carefully read and fully understands the provisions of this Agreement, and has had a reasonable opportunity to ask questions concerning this Agreement and to have received answers thereto; (b) Employee understands that this Agreement is a binding contract and understands that Employee has twenty-one (21) days to review this Agreement in order to decide whether to sign it, that, after Employee signs it, Employee has a period of seven (7) days to revoke it and that if Employee decides not to sign this Agreement within the seven day period in which Employee is permitted to do so, Employee will not be entitled to the payment of any monies pursuant to this Agreement (the date that is seven (7) days after Employee has signed this Agreement and not revoked this Agreement is referred to herein as the “Effective Date”); (c) Employee was advised by the Company in writing, via this Agreement, to consult with an attorney before signing this Agreement; and (d) Employee agrees to the terms of the Agreement knowingly, voluntarily and without intimidation, coercion or pressure.

20. Breach of Agreement. In the event Employee breaches any of Employee obligations under this Agreement, or the Employment Agreement, any outstanding obligations of the Company hereunder shall immediately terminate. If any suit is brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to its costs, expenses and reasonable attorney fees as well as any other remedies available by law. Employee agrees that any violation of Sections 6, and 8 of this Agreement shall cause irreparable harm to Company and Company shall be entitled to immediate injunctive relief.

21. Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have set their hands to this Agreement as of the date first set forth above.

STEPHEN MARKERT

/s/ Stephen Markert

VITACOST.COM, INC.

/s/ Jeffrey J. Horowitz
Jeffrey J. Horowitz
Chief Executive Officer